EX-28.h.2.b.x

THE DFA INVESTMENT TRUST COMPANY

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
ADDENDUM NUMBER ELEVEN

THIS ADDENDUM is made as of the 1st day of April 2011, by and between THE DFA INVESTMENT TRUST COMPANY, a Delaware statutory trust (the “Fund”), and BNY MELLON INVESTMENT SERVICING (US) INC. (formerly, PNC Global Investment Servicing (U.S.) Inc.) (“BNY”).

W I T N E S S E T H :

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended; and

WHEREAS, the Fund has retained BNY to provide certain administration and accounting services to the Fund pursuant to an Administration and Accounting Services Agreement, dated January 15,1993, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 1 of the Agreement provides that BNY shall provide such services to any series organized by the Fund after the date of the Agreement, as agreed to in writing by BNY and the Fund; and

WHEREAS, BNY presently provides such services to existing series of the Fund, and has agreed to provide such services to a new Series of the Fund, designated as Dimensional Retirement Equity Fund I, which is listed on Schedule B, attached hereto; and

WHEREAS, Paragraph 18 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1.           The Agreement is amended to provide that the Series set forth on “Schedule B, Series of The DFA Investment Trust Company Amended and Restated April 1, 2011,” which is attached hereto, shall be “Series” under the Agreement.

2.           The fee schedules of BNY applicable to the Series shall be as agreed to in writing, from time to time, by the Fund and BNY.

3.           In all other respects, the Agreement shall remain unchanged and in full force and effect.

4.           This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.           The effective date of this Addendum shall be April 1, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Eleven to the Agreement to be executed by their duly authorized officers designated below on the day and year first written above.

THE DFA INVESTMENT TRUST COMPANY

By: /s/ Catherine L. Newell

Name: Catherine L. Newell

Title: Vice President and Secretary

BNY MELLON INVESTMENT SERVICING (US) INC.

By: /s/ Jay F. Nusblatt

Name: Jay F. Nusblatt

Title: Managing Director

Amended and Restated
April 1, 2011

SCHEDULE B

SERIES OF
THE DFA INVESTMENT TRUST COMPANY

The U.S. Large Cap Value Series
The Tax-Managed U.S. Marketwide Value Series
DFA International Value Series
Japanese Small Company Series
United Kingdom Small Company Series
Continental Small Company Series
Asia Pacific Small Company Series
Emerging Markets Series
Emerging Markets Small Cap Series
Canadian Small Company Series
Dimensional Retirement Equity Fund I
The U.S. Large Cap Value Series
The Tax-Managed U.S. Marketwide Value Series
Dimensional Retirement Equity Fund I